UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2022
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2022, in connection with the retirement of James C. Leslie from the Board of Directors (the Board) of Stratus Properties Inc. (Stratus), described in Item 5.02 herein, Stratus and Mr. Leslie entered into a stock repurchase agreement (the Repurchase Agreement) pursuant to which Stratus repurchased 24,029 shares of its common stock from Mr. Leslie for an aggregate purchase price of $732,884.50 under Stratus’ share repurchase program.

On November 4, 2022, Stratus and Mr. Leslie entered into a two-year consulting agreement (the Consulting Agreement, and together with the Repurchase Agreement, the Agreements), pursuant to which Stratus engaged Mr. Leslie to consult with and advise Stratus on matters related to its strategy and operations for an aggregate fee of $200,000. The transactions contemplated under the Agreements were reviewed and approved by Stratus’ Compensation Committee, Audit Committee and Board.

The foregoing description of the Agreements and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by reference to the Agreements, copies of which will be filed as exhibits to Stratus’ Annual Report on Form 10-K for the year ended December 31, 2022.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

(b) After 26 years of service, Mr. Leslie, a Class II director with a term expiring at Stratus’ 2024 annual meeting of stockholders, retired from Stratus’ Board and from all Board committees on which he served, effective November 4, 2022. Mr. Leslie’s decision to retire is not due to any disagreement with Stratus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: November 7, 2022